------------------
FORM 4
------------------
                                   STATEMENT OF
                         CHANGES IN BENEFICIAL OWNERSHIP


 Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

1.   Name and Address of Reporting Person*
     ----------------- --------------------------------------------------------
     (Last)             Lapidus
     ----------------- --------------------------------------------------------
     (First)            Stanley
     ----------------- --------------------------------------------------------
     (Middle)           N.
     ----------------- --------------------------------------------------------
     (Street)           c/o EXACT Sciences Corporation 63 Great Road
     ----------------- --------------------------------------------------------
     (City)             Maynard
     ----------------- --------------------------------------------------------
     (State)            MA
     ----------------- --------------------------------------------------------
     (Zip)              01754
     ----------------- --------------------------------------------------------

2.   Issuer Name and Ticker or Trading Symbol
     ----------------- --------------------------------------------------------
     (Issuer Name)                 EXACT Sciences Corporation
     ----------------- --------------------------------------------------------
     (Ticker or Trading Symbol)    EXAS
     ----------------- --------------------------------------------------------

3.   I.R.S. Identification Number of Reporting Person, if an entity  (voluntary)
     ----------------- --------------------------------------------------------
     (I.D. Number)
     ----------------- --------------------------------------------------------

4.   Statement for Month/Day/Year
     ----------------- --------------------------------------------------------
     (Month/Day)        December 11,
     ----------------- --------------------------------------------------------
     (Year)             2002
     ----------------- --------------------------------------------------------

5.   If Amendment, Date of Original (Month/Day/Year)
     ----------------- --------------------------------------------------------
     (Month/Day)
     ----------------- --------------------------------------------------------
     (Year)
     ----------------- --------------------------------------------------------

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)
       X
     ----------------- --------------------------------------------------------
       X         (Director)
     ----------------- --------------------------------------------------------
       X         (Officer, give title below)
     --------- -------- --------------------------------------------------------
                        Chairman
     ----------------- --------------------------------------------------------
                 (10% Owner)
     ----------------- --------------------------------------------------------
                 (Other, specify below)
     ----------------- --------------------------------------------------------

     ----------------- --------------------------------------------------------

7.   Individual or Joint/Group Filing (Check Applicable Line)
       X
     ----------------- --------------------------------------------------------
       X         Form filed by One Reporting Person
     ----------------- --------------------------------------------------------
                 Form filed by More than One Reporting Person
     ----------------- --------------------------------------------------------

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
-------------------------------------------------------------------------------------------

     TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

-------------------------------------------------------------------------------------------

----------------------------------- -------------- --------------- ------------------------
                                                   2A. Deemed
                                    2.Transaction  Execution
                                    Date           Date, if any
1.Title of Security                 (Month/        (Month/         3.  Transaction Code
(Instr. 3)                          Day/Year)      Day/Year)       (Instr. 8)
----------------------------------- -------------- --------------- ------------- ----------
                                                                       Code          V
----------------------------------- -------------- --------------- ------------- ----------
Common Stock, $0.01 par value          12/10/02      12/10/02           S
----------------------------------- -------------- --------------- ------------- ----------
Common Stock, $0.01 par value          12/10/02      12/10/02           S
----------------------------------- -------------- --------------- ------------- ----------
Common Stock, $0.01 par value          12/11/02      12/11/02           S
----------------------------------- -------------- --------------- ------------- ----------
Common Stock, $0.01 par value          12/11/02      12/11/02           S
----------------------------------- -------------- --------------- ------------- ----------

----------------------------------- -------------- --------------- ------------- ----------

----------------------------------- -------------- --------------- ------------- ----------

----------------------------------- -------------------- ---------------- ------------------
                                    5. Amount of
                                    Securities           6. Owner-ship    7. Nature of
                                    Beneficially Owned   Form: Direct     Indirect
 4. Securities Acquired (A) or      Following Reported   (D) or           Beneficial
Disposed of ( D)                    Transaction(s)       Indirect (I)     Ownership
(Instr. 3, 4, and 5)                (Instr. 3 & 4)       (Instr. 4)       (Instr. 4)
------------ ------------ --------- -------------------- ---------------- ------------------
  Amount     (A) or (D)    Price
------------ ------------ --------- -------------------- ---------------- ------------------
  2,083          D         $9.892
------------ ------------ --------- -------------------- ---------------- ------------------
  1,042          D         $9.880
------------ ------------ --------- -------------------- ---------------- ------------------
  2,083          D        $10.494
------------ ------------ --------- -------------------- ---------------- ------------------
  1,042          D        $10.623
------------ ------------ --------- -------------------- ---------------- ------------------
                                         984,436               D/1             (2)
------------ ------------ --------- -------------------- ---------------- ------------------

------------ ------------ --------- -------------------- ---------------- ------------------

------------ ------------ --------- -------------------- ---------------- ------------------

---------------------------------------------------------------------------------------------

    TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

---------------------------------------------------------------------------------------------

--------------- ------------ -------------- ------------- ---------------- ---------------------
                                                                           5. Number of
                2.                                                         Derivative
                Conversion                  3A.                            Securities
                or           3.             Execution                      Acquired (A)
1. Title of     Exercise     Transaction    Date, if                       or Disposed of
Derivative      Price of     Date           any                            (D)
Security        Derivative   (Month/Day/    (Month/Day/   4.               (Instr. 3, 4
(Instr. 3)      Security     Year)          Year)         Code (Instr.8)   and 5)
--------------- ------------ -------------- ------------- -------- ------- -------- ------------
                                                           Code      V       (A)     (D)
--------------- ------------ -------------- ------------- -------- ------- -------- ------------

--------------- ------------ -------------- ------------- -------- ------- -------- ------------

--------------- ------------ -------------- ------------- -------- ------- -------- ------------

--------------- ------------ -------------- ------------- -------- ------- -------- ------------

--------------- ------------ -------------- ------------- -------- ------- -------- ------------

--------------- ------------ -------------- ------------- -------- ------- -------- ------------

--------------- ------------ -------------- ------------- -------- ------- -------- ------------

--------------- ------------ -------------- ------------- -------- ------- -------- ------------

--------------- ------------ -------------- ------------- -------- ------- -------- ------------

--------------- ------------ -------------- ------------- -------- ------- -------- ------------

--------------- ------------ -------------- ------------- -------- ------- -------- ------------

--------------- ------------ -------------- ------------- -------- ------- -------- ------------

----------------------- ----------------- ----------- ---------------- ------------ ------------
                                                                       10.
                                                      9. Number of     Ownership
                                                      Derivative       Form of
                                                      Securities       Derivative
                                                      Beneficially     Securities:
                        7. Title and      8. Price    Owned            Direct (D)   11. Nature of
                        Amount of         of          Following        or           Indirect
6. Date Exercisable     Underlying        Derivative  Reported         Indirect     Beneficial
and Expiration Date     Securities        Security    Transaction(s)   (I)          Ownership
(Month/Day/Year)        (Instr. 3 and 4)  (Instr. 5)  (Instr. 4)       (Instr. 4)   (Instr. 4)
------------ ---------- ------- --------- ----------- ---------------- ------------ ------------
   Date      Expiration Title   Amount
                                or
                                Number
                                of
Exercisable    Date             Shares
------------ ---------- ------- --------- ----------- ---------------- ------------ ------------

------------ ---------- ------- --------- ----------- ---------------- ------------ ------------

------------ ---------- ------- --------- ----------- ---------------- ------------ ------------

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------------ ---------- ------- --------- ----------- ---------------- ------------ ------------

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

Explanation of Responses: (1) Includes 34,823 shares of Common Stock owned by Joel Lapidus.
(2) The Reporting Person lives in the same household as Joel Lapidus. The Reporting Person disclaims beneficial ownership of the shares owned by Joel Lapidus.







                                  ***                                 12/11/02
----------------------------------------------------------------    ------------
                   **Signature of Reporting Person                      Date

                      ***By: /s/ Stephen A. Reed
                            Stephen A. Reed
                          Attorney-in-Fact(a)


(a) Pursuant to a Power of Attorney on file with the Commission, which
                                Power of
              Attorney is incorporated herein by reference.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE
  Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a.).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.